EXHIBIT 99.1

12333 West Olympic Blvd.
Los Angeles, CA 90064

NEWSRELEASE

Teledyne Completes Acquisition of Isco

LOS ANGELES — June 18, 2004 — Teledyne Technologies Incorporated (NYSE:TDY) announced today that it has completed its acquisition of Isco, Inc. (Nasdaq:ISKO). The transaction was completed following the approval by a majority of Isco’s shareholders at a special meeting held on June 15. The transaction, announced on April 8, was granted an early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

Under the terms of the transaction, Teledyne will pay $16 in cash per common share of Isco. The aggregate consideration for the outstanding Isco shares will be approximately $96 million (including payments for the settlement of outstanding stock options and deferred stock units) or approximately $80 million taking into account Isco’s net cash at April 23, 2004. Teledyne expects the acquisition of Isco to be accretive to earnings.

Teledyne funded the acquisition in substantial part from borrowings under a new $280 million five-year credit facility dated June 15, 2004, that was arranged with a syndicate of banks. This facility replaces Teledyne’s prior $200 million credit facility that was set to expire in November 2004.

Process Analytics Consulting LLC served as an advisor to Teledyne on the acquisition.

Teledyne Technologies is a leading provider of sophisticated electronic components, instruments and communication products, systems engineering solutions, aerospace engines and components and on-site gas and power generation systems. Teledyne Technologies has operations in the United States, the United Kingdom, Mexico and Canada. For more information, visit Teledyne Technologies’ website at www.teledyne.com.

Forward-Looking Statements Cautionary Notice

This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, relating to the company’s earnings and a previously announced acquisition. Actual results could differ materially from these forward-looking statements. Many factors, including the company’s ability to integrate the acquired product lines and achieve potential synergies, could change anticipated results.

Investor	Jason VanWees
Contact:	(310) 893-1642

Press	Robyn Choi
Contact:	(310) 893-1640